Exhibit 10.21

AGREEMENT

This Agreement (this “Agreement”), dated as of May 10, 2013 (the “Effective Date”) is between WPT ENTERPRISES, INC. (“WPTE”) with offices at 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036 and NATIONAL SPORTS ProGRAMMING (“Fox”), with offices at 10201 West Pico Blvd., Building 103, Los Angeles, California 90035. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and the mutual promises contained herein, WPTE and Fox (each a “Party” and collectively the “Parties”) agree to be bound by the following terms and conditions:

RECITALS

WHEREAS, the Parties are parties to the following agreements: (i) the Program Production and Televising Agreement, dated as of July 25, 2008 (as amended from time to time, the “ClubWPT Agreement”); and (ii) the Agreement, dated August 13, 2010 (as amended from time to time, the “Season 9-11 Agreement”);

WHEREAS, the Parties desire to amend the ClubWPT Agreement;

WHEREAS, WPTE desires to produce, and Fox desires to distribute on the Fox Sports 1 programming service (“FS1”), Season One, Season Two and Season Three of the World Poker Tour Super High Roller television Series (the “SHR”); and

WHEREAS, WPTE desires to produce, and Fox desires to distribute on the Fuel programming service (or any successor) (“Fuel”) and the FSN programming service (“FSN”), Season Twelve, Season Thirteen and Season Fourteen of the World Poker Tour television Series (the “Tour”).

THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION I.       AMENDMENTS.

1)	ClubWPT Amendment. WPTE and Fox agree Section 10(b) of the ClubWPT Agreement is amended and restated as follows:

“In consideration of FSN’s obligations hereunder, WPTE will (i) provide FSN with the Monthly Report within thirty (30) days of the end of the each month and (ii) pay FSN the Fee for each month as set forth in this Section. Notwithstanding the foregoing:

February 1, 2012 through February 28, 2013: If WPTE provides written notice to FSN no later than June 30, 2012 that WPTE has made a binding, irrevocable commitment to spend Two Million Dollars ($2,000,000) on marketing for the Website (an “Additional Marketing Commitment”), at least One Million Five Hundred Thousand Dollars ($1,500,000) of which is in the form of traditional media buys, for the period between February 1, 2012 and February 28, 2013, FSN agrees (i) that the “Fee” on Net Revenue exceeding Four Million Dollars ($4,000,000) for the period between March 1, 2012 and February 28, 2013 (the “Season 10 Marketing Period”) shall be calculated as Twenty percent (20%) of such Net Revenue, and (ii) that the “Fee” on Net Revenue exceeding Five Million Dollars ($5,000,000) for the period between March 1, 2013 and February 28, 2014 (the “Season 11 Marketing Period”) shall be calculated as Twenty percent (20%) of such Net Revenue.

March 1, 2013 through February 28, 2014: If WPTE provides written notice to FSN no later than June 30, 2013 that WPTE has made a binding, irrevocable commitment to spend an Additional Marketing Commitment for the Season 11 Marketing Period, at least One Million Five Hundred Thousand Dollars ($1,500,000) of which is in the form of traditional media buys, FSN agrees (i) that the “Fee” on Net Revenue exceeding Five Million Dollars ($5,000,000) for the Season 11 Marketing Period shall be calculated as Twenty percent (20%) of such Net Revenue, and (ii) that the “Fee” on Net Revenue exceeding Six Million Dollars ($6,000,000) for the period between March 1, 2014 and February 28, 2015 shall be calculated as Twenty percent (20%) of such Net Revenue.

March 1, 2014 through February 28, 2017:For each of the three 12-month periods from March 1 through February 28 beginning March 1, 2014 and ending February 28, 2017 (each a “Marketing Cycle”), if WPTE provides written notice to FSN no later than June 30 of the applicable Marketing Cycle that WPTE has made a binding, irrevocable commitment to spend an Additional Marketing Commitment for such Marketing Cycle, at least One Million Five Hundred Thousand Dollars ($1,500,000) of which is in the form of traditional media buys, FSN agrees (i) that the “Fee” on Net Revenue exceeding Four Million Dollars ($4,000,000) for the applicable Marketing Cycle shall be calculated as Twenty percent (20%) of such Net Revenue, and (ii) that the “Fee” on Net Revenue exceeding Four Million Five Hundred Thousand Dollars ($4,500,000) for the 12-month period immediately following such Marketing Cycle shall be calculated as Twenty percent (20%) of such Net Revenue.

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If WPTE provides notice to FSN that it will spend the Additional Marketing Commitment in a period described above and then fails to meet the Additional Marketing Commitment by the end of such period, WPTE will pay FSN the difference between the Fee paid to FSN for such period and the Fee that would have been due had WPTE not committed to the Additional Marketing Commitment. Such makeup payment shall be due to FSN no later than thirty (30) days following the end of such period and such makeup payment shall be FSN’s sole remedy for WPTE’s failure to spend the Additional Marketing Commitment.”

SECTION II. TOUR SEASONS 12-14; SHR SEASONS 1-3.

1)	Exhibit A attached hereto, including the Standard Terms & Conditions (collectively, the “Series Agreement”), sets forth the terms for the production and distribution of (a) the Tour series (the “Tour Series”) during each of the following periods: February 1, 2014 through August 31, 2015 (“Tour Season 12”); September 1, 2015 through August 31, 2016 (“Tour Season 13”) and September 1, 2016 through August 31, 2017 (“Tour Season 14” and with each of Tour Season 12 and Tour Season 13, each a “Tour Season” and collectively, the “Tour Seasons”), and (b) the SHR series (the “SHR Series” and along with the Tour Series, each a “Series”) during each of the following periods: February 1, 2014 through January 31, 2015 (“SHR Season 1”); February 1, 2015 through January 31, 2016 (“SHR Season 2”) and February 1, 2016 through January 31, 2017 (“SHR Season 3” and with each of SHR Season 1 and SHR Season 2, each a “SHR Season”, collectively, the “SHR Seasons” and, along with the Tour Seasons, “Seasons”).

2)	WPTE shall produce, and Fox shall distribute, episodes of the Tour Series and the SHR Series for all of the respective Seasons pursuant to the terms of the Series Agreement.

SECTION III. MISCELLANEOUS.

1)	Representations and Warranties. Each Party represents, warrants and covenants to the other Party that (a) it has the full power and authority to make and perform this Agreement; (b) the making or performance of this Agreement does not violate any of its agreements with any third party or any applicable law or court order; (c) it will do nothing to interfere with or impair the other Party’s rights in this Agreement

2)	Indemnification. Each Party shall at all times indemnify, defend and hold harmless the other Party, its partners and all affiliated companies thereof and their respective officers, directors, partners, shareholders, employees, agents and representatives from and against any claim, demand, liability or judgment, including reasonable attorneys’ fees and court costs (“Claims”) arising out of the breach of any representation, warranty or other obligation or provision of this Agreement. A party seeking indemnification will give the indemnifying party prompt notice of any claim or litigation to which indemnity may apply. Failure to give such prompt notice will relieve the indemnifying party of its indemnification obligations to the extent that such failure has prejudiced the indemnifying party’s defense of such claim or litigation. The indemnifying party shall have the right to assume and fully control the defense of any or all claims or litigation to which its indemnity applies. The indemnified party will cooperate fully (at the cost of the indemnifying party) with the indemnifying party in such defense and in the settlement of such claim or litigation.

3)	Notices. All notices from either Party to the other must be given in writing and sent by registered or certified mail (postage prepaid and return receipt requested), by hand or messenger delivery, by overnight delivery service, or by facsimile with receipt confirmed, to the respective addresses of WPTE and Fox listed in the Agreement. Fox’s notice shall provide duplicate notice to the attention of: Senior Vice President, Business and Legal Affairs, c/o Fox Cable Networks, Building 103, 10201 West Pico Boulevard, Los Angeles, California 90035. WPTE’s notice shall provide duplicate notice to the attention of President, WPT Enterprises, Inc., 1920 Main Street, Suite 1150, Irvine, California 92614. Any notice or report delivered in accordance with this Section will be deemed given on the date actually delivered; provided that any notice or report deemed given or due on a Saturday, Sunday or legal holiday will be deemed given or due on the next business day. If any notice or report is delivered to any Party in a manner which does not comply with this Section, such notice or report will be deemed delivered on the date, if any, such notice or report is received by the other Party.

4)	Severability. In the event that any provision of the Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Agreement shall continue in full force and effect without said provision; provided that no such severance shall be effective if it materially changes the economic benefit of the Agreement to either Party.

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5)	Governing Law. Irrespective of the place of execution or performance, this Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be fully performed therein. Any court of competent jurisdiction sitting within the State of California, Los Angeles County, will be the exclusive jurisdiction and venue for any dispute arising out of or relating to the Agreement. The Parties irrevocably consent to the exclusive jurisdiction and venue of any such court, and waive any argument that such venue is not appropriate or convenient.

6)	Assignments. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party; except that Fox may, without such consent, assign all such rights and obligations to its parent company, or any affiliate or subsidiary of Fox or in which the parent company has an ownership interest and either Party may assign all of its rights and obligations to another entity in connection with a merger, reorganization or sale of all or substantially all of the assets of such Party.

7)	Survival. The provisions of the Agreement which by their nature would ordinarily be expected to survive termination of the Agreement (including without limitation all indemnity, representations and warranties, payment and confidentiality terms hereof) shall survive the execution, delivery, suspension or termination of the Agreement or any provision hereof.

8)	Entire Agreement; Waiver; Amendments. This Agreement and any exhibits and schedules attached hereto, contains the full and complete understanding between the Parties hereto regarding the subject matter hereof and supersedes and abrogates all prior agreements and understandings, whether written or oral, pertaining thereto, other than the ClubWPT Agreement and the Season 9-11 Agreement, each as modified herein, and cannot be modified except by a written instrument signed by each Party hereto. No waiver of any term or condition of the Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default under the Agreement be construed as a waiver of any other default.

9)	Construction. The Parties have participated jointly in the negotiation and drafting of the Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of the Agreement.

10)	Counterparts; Facsimile. This Agreement may be signed and accepted in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile and facsimile signatures shall be treated as original signatures for all applicable purposes.

11)	No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their permitted successors and assigns, and only in accordance with the express terms of the Agreement.

ACKNOWLEDGED AND AGREED, as of the Effective Date of this Agreement specified above.

WPT ENTERPRISES, INC.	NATIONAL SPORTS PROGRAMMING
owner and operator of the Fox Sports Net
programming service

By:_________________	By: ____________________

Title: President	Title: ___________________

Date: ________________	Date: ___________________

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EXHIBIT A

TERMS FOR PRODUCTION AND DISTRIBUTION OF WORLD POKER TOUR PROGRAMMING

The following terms (the “WPT Terms”) and the attached Standard Terms & Conditions (the “STC”, and together with the WPT Terms, the “Series Agreement”) set forth the agreement between WPTE and Fox, regarding the Tour Series and the SHR Series. The WPT Terms must be interpreted in conjunction with the STC and is incomplete in isolation.

1)	Tour Series: In each Tour Season WPTE will supply to Fox a minimum of twenty-six (26) and a maximum of fifty-two (52) fully produced and broadcast quality sixty (60) minute (between forty-two minutes twenty-one seconds (42:21) and forty-four minutes twenty-one seconds (44:21) of content as determined by Fox) episodes of the Tour Series (the “Tour Episodes”) based on a 12-month Tour Season; provided that for Tour Season 12, the minimum number of Tour Episodes shall be 39 and the maximum number of Tour Episodes shall be 83 to reflect a pro rata increase based on Tour Season 12’s longer duration. If WPTE elects to supply less than the maximum number of new Tour Episodes in any Tour Season, in weeks during which WPTE is not providing new Tour Episodes WPTE may, upon reasonable prior notice, select previously aired episodes from such Tour Season (the “Second-Run Tour Episodes”) to be aired by Fox as if they were new Tour Episodes for the purposes of Sections 4, 5 and 6 below (i.e., such Second-Run Tour Episodes will receive the Ad Time (defined in Section 4 below) and be subject to the clearance requirements of Sections 5 and 6 below). The Tour Episodes will highlight action from the events of the applicable Tour Season of the World Poker Tour (“Tour Events”) presented by WPTE.

SHR Series: In SHR Season 1, WPTE will supply to Fox sixteen (16) fully produced and broadcast quality sixty (60) minute (between forty-two minutes twenty-one seconds (42:21) and forty-four minutes twenty-one seconds (44:21) of content as determined by Fox) episodes of the SHR Series (the “SHR Episodes” and together with Tour Episodes, “Episodes”). In each of SHR Season 2 and SHR Season 3, WPTE will supply to Fox twenty (20) SHR Episodes. If WPTE desires to supply more than number of new SHR Episodes set forth herein during any SHR Season, Fox and WPTE agree to discuss in good faith increasing the number of new SHR Episodes and any financial amendments related thereto. The SHR Episodes will highlight action from the events of the applicable SHR Season of the World Poker Tour’s Super High Roller Tour (“SHR Events” and together with Tour Events, “Events”) presented by WPTE. In addition, Fox and WPTE will coordinate to telecast the final table to the SHR Event taking place on or about August 24, 2013 (the “August 2013 SHR Event”) on Fuel, the timing of which shall be subject to Fox’s scheduling concerns and Fox and WPTE will discuss in good faith the live telecast on Fuel of each subsequent SHR Event’s final table, for avoidance of doubt, WPTE would remain responsible for the production and delivery of such live telecasts and neither Fox nor WPTE shall have an obligation in connection therewith (other than for the August 2014 SHR Event) other than engaging in such good faith discussions.

As required for the production and delivery of all Episodes, WPTE will be responsible and pay for all associated costs and shall provide the production staff and all other personnel, facilities and services. Nothing in this Agreement shall restrict WPTE from the production or unrestricted exploitation of World Poker Tour events and programs other than the Events and the Episodes provided for under this Agreement and FSN acknowledges that such other programs are likely to be broadcast on other networks during the Term of this Agreement subject to any restrictions set forth in this Agreement.

2)	WPTE will submit each Episode in accordance with the requirements of the STC for approval at least ten (10) days prior to such Episode’s first Telecast date as scheduled by Fox (the “Approval Schedule”). Each Episode will be of consistent quality with the Tour Episodes produced by WPTE and distributed during the 2011 Tour season, provided Fox acknowledges that there will be certain changes to the presentation of the Episodes and the SHR Episodes shall include a new, modern set, different uses of hosts and commentators, differences in music, and differences in story presentation, including, but not limited to, greater focus on player profiles, prize amounts and each SHR Event’s location.

3)	WPTE will submit each approved Episode at least five (5) business days prior to such Episode’s first Telecast date in accordance with the requirements of the STC (the “Delivery Schedule”).

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4)	For each Episode, WPTE will receive eight (8) thirty-second (:30) units of commercial inventory (the “Ad Time”) in the applicable Required Telecasts (as such term is defined in Section 6 below) and, if Fox schedules a rerun of such Season’s Episodes, then in any clearances that occur within seven (7) days of the first rerun of such Episode. WPTE shall have the sole right to include billboards, in-show sponsorships and entitlements in each Episode (“Integrations”) and to retain all revenues from such Integrations. The Ad Time and Integrations are subject to the terms of the Agreement including the STC. ClubWPT.com shall receive Poker E-Gaming (as defined below) category exclusivity for all commercial inventory and Integrations appearing within the Episodes (i.e., no other Poker E-Gaming advertiser or sponsor shall appear within an Episode or such Episode’s commercial inventory, whether controlled by WPTE or Fox), except that Incidental Appearances (as defined below) may appear within the Episodes. For purposes of this Agreement, “Poker E-Gaming” shall mean all play-for-money, membership, tutorial and play-for-free poker websites. Fox acknowledges that certain .net poker tutorial websites (“Tutorial Sites”) may appear incidentally in Episodes as a result of patches and hats worn by players, promotional acknowledgements in the credits, background signage not controlled by WPTE (if any), announcers’ descriptions of where players came from, and other appearances approved by Fox in its reasonable discretion, so long as neither WPTE nor any WPTE affiliate receives direct or indirect compensation for such incidental appearance (“Incidental Appearances”); provided, however, all Incidental Appearances shall be subject to the terms of the STC including, without limitation, Fox’s approval rights set forth in Section 1, Section 2 and Section 7 of the STC. Notwithstanding Fox’s approval rights set forth in Section 1, Section 2 and Section 7 of the STC, Fox shall not use such approval rights to extract commercial benefit for itself (e.g., refuse to approve an Incidental Appearance unless an entity purchases ad time on the network). Fox further acknowledges and agrees that in the event that the Fox Guidelines (as defined in Section 1 of the STC), requirements or policies change so as to preclude ClubWPT.com Ad Time and Integrations or all Incidental Appearances as currently contemplated under this Agreement, Fox’s exclusive rights to each Tour Episode during such Episode’s Broadcast Period (as defined in Section 8) shall become non-exclusive rights. WPTE shall use at least two (2) of WPTE’s eight (8) units of Ad Time in each Episode to advertise ClubWPT.com. Without limiting the foregoing, WPTE agrees that no Episode or unit of Ad Time, including promotions of ClubWPT.com and Incidental Appearances, shall:

a.	Contain any reference, whether written or otherwise, to any entity, party or website (including, without limitation, any WPTE owned, controlled, affiliated and/or operated website or any website owned by any parent or affiliated entity of WPTE or under common control with WPTE or any third party website) that aids, abets, facilitates, promotes, provides an advertisement for and/or enables any form of wagering/gambling in the Territory (as defined below) or conducts or facilitates any activity that is in violation of any United States Federal, state or local law, rule or regulation;
b.	Include or reference any website that aids, abets, facilitates, promotes, provides an advertisement for or otherwise enables any wagering/gambling activities or “links,” directly or indirectly, to or otherwise directs a viewer to any other website that enables wagering/gambling activities in the Territory; or
c.	Aid, abet, facilitate, promote or otherwise enable any wagering/gambling activities (e.g., by making any references to any online wagering/gambling site or by providing a telephone number to a wagering/gambling business, etc.);

provided, however; if (a) WPTE desires to promote a WPTE-affiliated legalized online real money gaming (“RMG”) site that has been licensed by the applicable state or federal government agency to conduct such business and is otherwise in compliance with all applicable laws and regulations, and (b) such promotion is not prevented by Fox policy (which promotion shall be deemed in accord with Fox policy to the extent Fox is nationally (i.e., on FS1, Fuel or the nationally controlled portion of the FSN service but not including inventory controlled by distributors of multi-channel programming services (“MVPDs”)) distributing commercial inventory advertising a RMG site or nationally distributing programs sponsored by a RMG site but not including incidental appearances of an RMG site for which Fox does not receive direct or indirect compensation such as branding on a race car in a race being televised by Fox or non-Fox signage in a venue hosting an event being televised by Fox), then WPTE shall provide Fox with notice of such desire. Within 15 days of receipt of such notice, Fox shall notify WPTE whether WPTE can include such RMG promotion in the Tour Series and SHR Series. If Fox rejects WPTE’s request to include such RMG promotions then WPTE shall have the right to immediately terminate this Agreement subject to Fox’s rights to fulfill any scheduled airings of Episodes in the 14 days following such termination. If Fox accepts WPTE’s request to include such RMG promotions then WPTE shall be allowed to promote such company-affiliated RMG site in show call outs (e.g., “go to ClubWPT or WPTpoker.com where applicable/offered with Code XYZ”) and/or in its ad inventory, provided both (i) the integration of such promotion into the programming shall comply with Fox telecast standards and practices requirements (e.g., state “where applicable” and other appropriate disclosures, if any); and (ii) Fox and WPTE agree upon the economic consideration payable to Fox which the parties shall negotiate in good faith. Fox agrees that if Fox changes its policy to allow Fox to nationally distribute commercial inventory advertising a RMG site or nationally distribute programs sponsored by a RMG site, then Fox shall provide WPTE with notice no later than five (5) days following the date such policy change goes into effect.

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5)	Tour Series: Fox shall clear each Tour Episode in accordance with the terms of the STC as follows: (a) a main telecast (the “Main Tour Telecast”) on Fuel between 7:00 PM and 11:00 PM (EST); and (b) a second telecast on Fuel within seven (7) days of the Main Tour Telecast (the “Second Tour Telecast”). In addition, Fox will use commercially reasonable efforts to clear each Tour Episode in accordance with the terms of the STC as follows: (i) a telecast on FSN Sunday at 8:00 PM (local time), a telecast on FSN Sunday at 11:00 PM (local time), and a telecast on FSN Wednesday at 11:00 PM (local time) within seven (7) days of the Main Tour Telecast (the “FSN Tour Telecasts”); and (ii) three (3) additional clearances on FSN within seven (7) days of the Main Tour Telecast (the “Additional FSN Tour Telecasts” and together with the Main Tour Telecast, the Second Tour Telecast and the FSN Tour Telecasts, (the “Required Tour Telecasts”); provided, however, if Fox changes FSN’s late night week day programming strategy then Fox shall have the right to shift the 11:00 PM FSN Tour Telecasts to midnight (local time). In addition, during each Tour Season, Fox will telecast at least two “marathons” of Tour Episodes (“Tour Marathons”) consistent with World Poker Tour episode marathons telecast on FSN in the past. At least one Tour Marathon shall be telecast on FSN and the other Tour Marathon(s) may be telecast on FSN, FS1 or Fuel. Without limiting Fox’s rights set forth herein, Fox shall have the right, but not the obligation, to air Tour Episodes on FS1 and, subject to WPTE’s agreement which shall not be unreasonably withheld, the telecast of a Tour Episode on FS1 may be substituted for a comparable Required Tour Telecast.

SHR Series: Fox shall clear each SHR Episode in accordance with the terms of the STC as follows: (a) a main telecast (the “Main SHR Telecast”) on FS1 between 7:00 PM and 11:00 PM (EST) that, for each SHR Season, is at a consistent time and on a consistent day of the week as specified in a notice from Fox to WPTE sent at least 90 days prior to the Main SHR Telecast of the first SHR Episode of the applicable SHR Season; (b) a second telecast on FS1 within seven (7) days of the Main SHR Telecast; (c) a telecast on Fuel within seven (7) days of the Main SHR Telecast; and (d) a telecast on FS1 after the initial run of the entire SHR Season has been completed on the same day of the week and timeslot as the Main SHR Telecasts during the same SHR Season unless a change in FS1’s programming strategy requires such second run be moved to a different consistent time between 7:00 PM and 11:00 PM (EST) on a consistent day of the week, such second run to be telecast regardless of whether or not the term of such SHR Season has ended (collectively, the “Required SHR Telecasts” and together with the Required Tour Telecasts, the “Required Telecasts”). In addition, during SHR Season 2, Fox will air at least two cycles of SHR Season 1 Episodes on Fuel and during SHR Season 3, Fox will air at least two cycles of SHR Season 2 Episodes on Fuel.

Fox represents and warrants that as of the Effective Date, it intends, prior to February 1, 2014, to launch a general multi-sport programming service which, Fox and WPTE agree, shall have the rights and responsibilities of Fuel set forth herein.

6)	Fox will use commercially reasonable efforts to clear the FSN Tour Telecasts of each Tour Episode in a minimum of 50 million homes (the “FSN Tour Clearance Threshold”) in accordance with the terms of the STC. In addition, Fox will use commercially reasonable efforts to clear the Additional FSN Tour Telecasts of each Episode, in the aggregate (i.e., cumulating the clearances for all three Additional Telecasts), in the FSN Tour Clearance Threshold in accordance with the terms of the STC. As used in this Agreement, “commercially reasonable efforts” shall not mean that Fox is relieved of its clearance or time placement obligations to WPTE in order to take commercial advantage of the clearance and time slots anticipated for airing of the Tour Episodes (e.g., deal shopping).

7)	Distribution Fee: WPTE will pay FSN a distribution fee of $1,000,000 for each of the periods from February 1, 2014 through January 31, 2015 (“Year 1”), February 1, 2015 through January 31, 2016 (“Year 2”) and February 1, 2016 through January 31, 2017 (“Year 3”, and together with Year 1 and Year 2, each a “Payment Year” and collectively, the “Payment Years”) and a distribution fee of $580,000 for the period of February 1, 2017 through August 31, 2017 (the “Stub Year”) (such payments, collectively, the “Distribution Fee”). The Distribution Fee for each Payment Year shall be paid in five escalating installments as follows: $100,000 on May 15 of the applicable Payment Year, $150,000 on August 15 of the applicable Payment Year, $250,000 on November 15 of the applicable Payment Year, $250,000 on February 15 immediately following the applicable Payment Year and $250,000 on April 15 immediately following the applicable Payment Year. The Distribution Fee for the Stub Year shall be paid in four installments as follows: $100,000 on May 15, 2017, $150,000 on August 15, 2017, $250,000 on November 15, 2017 and $80,000 on February 15, 2018. All payments shall be in accordance with the requirements of the STC.

ClubWPT Payment Offset: WPTE shall have the right to apply ClubWPT Payments (as defined below) attributable to months in the applicable Payment Year or the Stub Year towards payment of the Distribution Fee for such Payment Year or the Stub Year, as applicable. If the Distribution Fee due and payable is greater than the ClubWPT Payments available to be applied then WPTE shall be required to pay FSN the difference (the “Balance Payment”), provided, WPTE shall have the right to retain subsequent ClubWPT Payments attributable to months in the applicable Payment Year or the Stub Year to the extent WPTE has made Balance Payments. For example, if in Year 1 WPTE has made $50,000 in ClubWPT Payments at the time the first payment of $100,000 comes due, WPTE shall only be required to pay a Balance Payment of $50,000 and WPTE shall be entitled to deduct the Balance Payment from WPTE’s payment of the next ClubWPT Payment. For avoidance of doubt, WPTE cannot carry-forward ClubWPT Payments or Balance Payments from one Payment Year to the next Payment Year or the Stub Year, provided, however, that FSN acknowledges that ClubWPT Payments for a given month are made in the following months pursuant to Section 10 of the ClubWPT Agreement and therefore ClubWPT Payments for some months in a Payment Year or the Stub Year may be paid in the months following such Payment Year or the Stub Year, and such ClubWPT Payments shall be applied to the Distribution Fee for the recently completed Payment Year or the Stub Year, not the month in which such ClubWPT Payments are actually paid. For purposes of this Agreement, “ClubWPT Payments” shall mean payments of the Fee (as such term is used in the ClubWPT Agreement) made by WPTE pursuant to Section 10 of the ClubWPT Agreement.

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WPTE Credit: WPTE shall receive a credit (the “Credit”) against its obligation to make ClubWPT Payments (including those applied against the Distribution Fee) on February 1st of each of 2014, 2015 and 2016 in consideration of WPTE’s ongoing improvements and maintenance of the ClubWPT business; provided, however, if WPTE fails to deliver any full SHR Season of SHR Episodes then the credit received at the beginning of the applicable SHR Season shall be retroactively reduced to proportionally reflect only the delivered SHR Episodes. The Credit for February 1, 2014 shall be in an amount equal to 45% of Net Other Club Revenue (as defined in the ClubWPT Agreement) derived from the sale of virtual goods during SHR Season 1 but in no event (a) shall such credit be less than $100,000 or (b) shall such credit be more than 45% of the Virtual Good Initial Development Cost (as defined below) (i.e., $202,500). Such Credit for February 1, 2014 may be applied based on WPTE’s good faith projections for Net Other Club Revenue derived from the sale of virtual goods during SHR Season 1 but shall be retroactively adjusted at the conclusion of SHR Season 1 to reflect any differences in actual performance compared to such projections. The Credit for each of February 1, 2015 and February 1, 2016 shall be $100,000. For purposes of this Agreement, “Virtual Good Initial Development Cost” is WPTE’s initial cost of developing the virtual good offering for ClubWPT.com which WPTE represents is $450,000.

8)	Fox is hereby granted the following Telecast (as defined in the STC) rights:

Exclusive rights to each Tour Episode in the United States and its territories, possessions, commonwealths and military installations (the “Territory”), from the period beginning the Effective Date and ending on the earlier of (a) the one year anniversary of the Main Telecast of such Episode on the Fox programming service, and (b) the date fifteen (15) months after WPTE’s delivery of such approved Episode to Fox (the “Tour Broadcast Period”). WPTE shall not Telecast, and shall not permit any third party to Telecast, any Tour Episode in the Territory at the same time as the regularly scheduled Main Tour Telecast, the Second Tour Telecast and the Sunday 8:00 PM FSN Tour Telecast of any Tour Episode as such schedule exists at the time WPTE enters into an agreement with a third party to Telecast any Tour Episode.

Exclusive rights to each SHR Episode in the Territory, from the period beginning the Effective Date and ending at the conclusion of SHR Season 3; provided, however, Fox’s rights to SHR Season 1 shall expire at the conclusion of SHR Season 2 (the “SHR Broadcast Period” and together with the Tour Broadcast Period, “Broadcast Period”). WPTE shall not Telecast, and shall not permit any third party to Telecast, any SHR Episode in the Territory at the same time as any of the regularly scheduled airings of any SHR Episode described in items (a)-(c) for the SHR Series in Section 5 of the WPT Terms as such schedule exists at the time WPTE enters into an agreement with a third party to Telecast any SHR Episode.

Notwithstanding anything in this Agreement to the contrary, WPTE shall have the right to distribute separate and distinct Spanish-language productions (i.e., unique footage and not just dubs of the Episodes into Spanish) of action from the Events from a Season in the Territory via Telecast and otherwise beginning two (2) weeks after Fox’s debut Telecast of the final Episode of such Season. WPTE shall have the right to distribute each Tour Episode once on Sundays via Telecast and otherwise on the Fox Broadcasting Company affiliated stations during the Tour Broadcast Period in the following territories: New York City, Philadelphia, Chicago, Boston and Mid-Atlantic (Washington D.C.) (each a “Fox Broadcast Territory”) as long as Fox is able to obtain authorization for such distribution right from its non-owned and operated FSN affiliate in the relevant Fox Broadcast Territory. Fox agrees to use commercially reasonable efforts to obtain such authorization from its non-owned and operated affiliates. In the event that any non-owned and operated FSN affiliate that receives the right to Telecast Tour Episodes from Fox fails to air the Tour Episodes an average of three (3) times per week over any four (4) week period (a “Non-Compliant RSN”), WPTE shall have the right to revoke such Non-Compliant RSN’s right to Telecast Tour Episodes if WPTE is able to directly secure clearance obligations for Tour Episodes on another regional network within such Non-Compliant RSN’s territory that exceeds the clearance (i.e., more airings) being provided by the Non-Compliant RSN; provided that carriage on such replacement regional network shall be included in Fox’s obligation to meet the FSN Tour Clearance Threshold.

In addition to Fox’s Telecast rights, Fox shall have the exclusive right to distribute Episodes during such Episode’s Broadcast Period in all digital media including, without limitation, online streaming, on-demand, and mobile application distribution on digital platforms owned and operated by Fox or any MVPD distributing the applicable linear network; provided that Fox shall use commercially reasonable efforts to ensure that such digital distribution is limited to the Territory and that Fox’s obligation to include the Ad Time in such digital distribution shall be relieved to the extent advertising inventory is limited or not performed or controlled by Fox. Notwithstanding the foregoing, Fox’s exclusivity shall be subject to WPTE’s right to offer Episodes to ClubWPT subscribers on ClubWPT digital platforms at any time seven (7) days after the initial distribution of such Episode on Fox. Fox may also distribute portions of the Episodes not to exceed two (2) minutes for any single clip or three (3) minutes in the aggregate from any Episode online without territorial restriction solely for purposes of promoting Fox’s distribution of the Episodes on FSN, FS1, Fuel and Fox’s digital platforms.

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WPTE reserves all rights not granted to Fox herein within and outside the Territory. Nothing herein shall prevent WPTE from providing live online coverage or live online streaming of the Events. In addition, WPTE may also distribute portions of the Episodes not to exceed two (2) minutes for any single clip or three (3) minutes in the aggregate from any Episode online without territorial restriction solely for purposes of promoting WPTE, the Tour Events or the SHR Events.

9)	Fox shall have the right to use footage from Episodes not to exceed two (2) minutes for any single clip or three (3) minutes in the aggregate from any Episode (which may be increased by email confirmation from WPTE) for use in Fox Sports Media Group’s other sports and entertainment programming (e.g., editing and repackaging the footage from an Event for use in sports magazine-style programming) without territorial restriction.

10)	Fox will provide promotion for the Tour Series and SHR Series on FSN, FS1 and Fuel in national commercial inventory promoting the Series and ClubWPT.com (the “Promotional Ads”) with an annual average value of at least $1,500,000 (based on Fox’s rate card for such networks) during each twelve-month period between February 1, 2014 and August 31, 2017, prorated for partial twelve-month periods and with a minimum annual value of at least $1,000,000 during each such full twelve-month period, the allocation of such media to be determined by Fox in its sole discretion. WPTE shall be responsible for producing and delivering the Promotional Ads to Fox. The Parties will mutually agree upon the allocation of the Promotional Ads between the Series and ClubWPT.com.

11)	Fox must provide WPTE on a weekly basis available ratings information for the Telecasts of each Tour Episode. Fox must provide WPTE with overnight ratings information for the Telecasts of each SHR Episode.

12)	The parties shall negotiate for future rights to the Series during the period from December 15, 2016 to February 15, 2017 (the “Negotiation Period”) in accordance with the requirements of the STC.

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STANDARD TERMS & CONDITIONS

WPTE agrees to produce and license to Fox all rights and furnish all services in connection with the Series as described in the Agreement of which this STC forms a part. Defined Terms not defined in this STC shall have the meaning set forth in the WPT Terms.

1.      PRODUCTION. WPTE will produce and deliver, at its sole cost, each Episode to Fox, complete and suitable for broadcasting. Each Episode will conform to all Fox approvals, as set forth below, and to all applicable Fox creative, format, commercial and technical standards and guidelines including those set forth in the Fox Supplier Information Booklet provided by Fox to WPTE, as may be revised from time to time (collectively, “Fox Guidelines”). At all times, Fox has the right of prior approval over all key elements of each Episode, including, without limitation, approval over: content; video; audio; graphic elements; special effects; talent; format; title; music; sequence; size and placement of program credits; and the dismissal or replacement of any key element. Furthermore, all drop-ins, promos, sponsorship elements, commercial mentions and/or product placements within any Episodes are subject to Fox prior written approval. Fox will exercise its right of approval in a good faith manner and consistent with similar network programming. WPTE will provide access to and information about the production of the Episodes to the Fox programming executive designated to oversee the production of the Episodes (“Programming Executive”). The Episodes, as supplied by WPTE, will not constitute infomercial programming nor contain any infomercials within such Episodes. WPTE may not alter, edit, change or adjust any Fox-supplied graphics, if any, without prior written approval from Fox. At the request of WPTE, Fox may also provide, in its discretion, music, special effects and Fox microphone flags. Fox retains all ownership rights to such materials and elements, including, but not limited to, all copyrights and trademarks. WPTE will not use any material or elements provided by Fox in any way or for any purpose other than as authorized by Fox. Fox has the unlimited right to edit, augment and otherwise adapt the Episodes solely for format purposes and as otherwise provided herein, subject to the rights granted to WPTE herein to have included in the Episodes WPTE-designated Ad Time. WPTE will provide closed-captioned text on line 21 of each Episode, as required by Federal law.

2.     APPROVAL. WPTE shall submit each Episode, including all Ad Time to be included by WPTE as set forth in Section 7 of this STC, for review and approval, on DVD, to the Fox Programming Department at 10201 W. Pico Blvd., Building 103, Suite 4252, Los Angeles, CA 90035, no later than as required in the Approval Schedule. Fox shall examine each of the delivered Episodes to determine if each complies with all applicable Fox Guidelines. In the event Fox determines, in its sole discretion, that any Episode does not meet the Fox Guidelines in any respect, Fox shall, without waiver of any other remedy, have the right, in its sole discretion, to: (i) refuse to broadcast such Episode; (ii) inform WPTE of any and all deficiencies in detail, and, if time permits, WPTE shall rectify such problems at WPTE’s sole cost and resubmit for Fox’s approval, within the time advised by Fox, an acceptable revised Episode complying with Fox’s requested changes; or (iii) if WPTE has been afforded the opportunity to correct problems as set forth in (ii) above and has failed to do so or if time constraints do not allow enough time for WPTE to attempt to correct such problems, then Fox may attempt to correct the problem and bill WPTE for any reasonable costs incurred in connection with any such attempt and/or correction, such costs to be reimbursed by WPTE within fourteen (14) days of receipt of an appropriate invoice. All costs of delivering the Episodes to Fox in the required form and at the specified location shall be the sole cost and expense of WPTE. Any use by WPTE of the Fox logo in connection with any Episode or any use of the Fox name in connection with any publicity or marketing of the Series including, without limitation, for all press releases, must receive Fox prior approval. Notwithstanding Fox’s approvals at its “sole discretion” where indicated, Fox acknowledges and agrees that all approvals shall be made in good faith and in a manner consistent with general policy applied to similar network programming.

3.      DELIVERY. Once approved by Fox, WPTE shall deliver each approved Episode to Fox at FS1 Media Center, 10201 W. Pico Boulevard. Building 101, Room 105, Los Angeles, California 90064, Attention: Adriana Becerra on Beta SP (via Federal Express or other overnight delivery service) or satellite feed - NTSC (as requested by Fox) with an accompanying email toFDMediaCenter@fox.com no later than as set forth in the Delivery Schedule. Upon Fox’s request, WPTE will concurrently deliver a DVD copy of each Episode to the Programming Executive. WPTE acknowledges that Fox will permanently retain all Episode tapes and copies of satellite feeds delivered by WPTE in the Fox library vaults. WPTE will deliver, along with the delivery of each Episode, the Fox standard delivery requirements delineated in the Fox Guidelines. Such delivery requirements will include, without limitation, title elements, music cue sheets, and all promotional material required by Fox.

4.      EXPENSES AND CLEARANCES. WPTE is solely responsible for all costs and expenses related to every Episode including, but not limited to: (i) all costs for materials, sponsored elements, the production staff, the personnel, the facilities, the services and all other costs required to produce each Episode; (ii) all necessary fees payable to any participants or owners of footage used within any Episode; (iii) all releases for the use of the names, likenesses, trademarks, service marks or other intellectual property of the individuals, entities and Events depicted in the Episodes; (iv) acquiring the necessary exclusive rights and licenses for production and distribution of the Episodes; and (v) obtaining all necessary rights, underlying rights, and all music licenses (including without limitation any and all master recording and synchronization rights) for music contained within the Episodes. Fox shall not be obligated to make any payment to WPTE or anyone else related to any Episode, its underlying material or on account of Fox’s exploitation of the Episodes as permitted herein.

5.     RIGHTS. Fox’s rights to the Episodes within the Territory during the applicable Broadcast Period shall be to distribute, transmit, exhibit, license, advertise, duplicate, promote, perform, telecast and otherwise exploit, and to permit the distribution and other exploitation of, each Episode

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and its constituent elements, by all means of Telecast (as defined below) on the Fox programming services, without limitation as to the number of exhibitions and uses unless specified in the Agreement. “Telecast” shall mean any means of distribution on a “linear programming service” via standard or non-standard television technology, whether presently existing or hereafter developed, including, without limitation, via free over-the-air television, basic, tier and/or premium cable distribution, direct broadcast satellite television (“DBS”), subscription television (“STV”), multi-point distribution systems (“MDS”), multiple multi-point distribution systems (“MMDS”), local multi-point distribution systems (“LMDS”), satellite master antennae television systems (“SMATV”), open video system (“OVS”), television receive-only (“TVRO”), closed circuit television, and, to the extent similar to the cable distribution business model of the Fox programming service, interactive TV, airline, cruise ships, restaurant and hotel/motel distribution, narrow and broadband services, video dial tone, and via Fox Sports Net’s video programming service currently known as “Fox Deportes” (or any successor network), and by any manner or system of payment. The foregoing shall include, without limitation, Fox’s right to Telecast Episodes, from time to time, as filler programming (an Episode Telecast in less than its entirety (but not re-edited)); provided, however, any cost or expense incurred in connection with such Episode modification or re-purposing shall be assumed by Fox. In connection with filler programming, Fox shall have no obligation to WPTE with regard to Ad Time. The exclusivity, if any, granted to Fox herein shall preclude WPTE from licensing or otherwise granting to any person, corporation, partnership, or other entity, any right to Telecast any Episode, portion thereof or any specific Event featured in an Episode, within the Territory during the applicable Broadcast Period, except as may be specifically set forth in the Agreement. Fox, its assignees and affiliates, shall have the right, without any payment, and may grant others the right, to reproduce, print, publish or disseminate in all manners and media now known or subsequently developed without regard to territory limitations, promotion for the Series, the name, likeness, voice and biographical information concerning each person appearing in or connected with the Series, brief portions of Episodes, as well as the names, logos, trademarks and other identities of WPTE, and of any other entities associated with WPTE to advertise, promote, publicize and distribute the Series and Fox’s exploitation thereof, as well as to advertise, promote and publicize Fox’s programming services, but not as a direct endorsement of any other product or services; provided, however, should WPTE be subject to any restrictions in connection with the use of specific materials (e.g., images to which WPTE does not have promotional usage rights), Fox will observe such restrictions provided it receives reasonable advance written notice thereof. WPTE, at Fox’s request, will deliver at no charge existing slides, photos and other publicity and promotional materials reasonably available to or under the control of WPTE. Except as set forth in Section 1 of the STC with respect to Fox materials and elements and subject to the rights granted in this Agreement, the Episodes, including all elements thereof and rights contained therein, are and shall remain the exclusive property of WPTE under United States copyright, trademark and all other applicable laws and any rights not granted herein shall be reserved by WPTE.

6.      DISTRIBUTION. Fox shall use commercially reasonable efforts to Telecast the FSN Tour Telecasts and, in the aggregate, the Additional FSN Tour Telecasts, of each Episode in the FSN Tour Clearance Threshold on regional sports networks carrying FSN programming (“Regionals”). Fox shall use commercially reasonable efforts to clear the Required Telecasts during the applicable telecast timeslots, if any. If Fox does not achieve the FSN Tour Clearance Threshold, then Fox shall use commercially reasonable efforts to provide additional Telecasts for the particular Tour Episode within seven days of the originally scheduled Telecast for such Tour Episode at no charge to WPTE until the FSN Tour Clearance Threshold is met and, if such Telecast that did not achieve the FSN Tour Clearance Threshold was required to be cleared during a particular timeslot, then Fox shall use commercially reasonable efforts to provide such additional Telecasts during a time period similar to such timeslot or as close to such timeslot as reasonably practicable. The Required Telecasts schedule may be preempted by exceptional, non-recurring programming commitments imposed by third parties that are part of broader high priority programming packages of the applicable Fox network, or live event programming. If the Main Tour Telecast or a Required SHR Telecast is preempted, Fox shall use commercially reasonable efforts to provide additional Telecasts of such Episode during a time period similar to or as close to the Main Tour Telecast timeslot or the Required SHR Telecast timeslot as the case may be for the particular preempted Episode within seven days of the originally scheduled Telecast for such Episode at no charge to WPTE. Fox has the right to replay each Episode on the Regionals, FS1 and/or Fuel at various times without restriction as to the number of airings.

7.     SPONSORSHIP/ADVERTISING INVENTORY. In consideration of all rights and duties granted in this Agreement, WPTE will receive the Ad Time in the Telecast of each Episode for the promotion of ClubWPT.com and products and services of advertisers solicited by WPTE. All solicitations and sales proposed by WPTE of Ad Time and the content of all Integrations, Incidental Appearances, Promotional Ads commercials, billboards, features, signage and promotions (including, without limitation, ClubWPT.com advertising and signage, banners, mentions, and other promotion that WPTE is permitted to insert in any Episode (e.g., on persons’ bodies featured in the Episodes, hats, clothing, in the site background, etc.)) are subject to (i) Federal Communications Commission regulations and all other applicable federal and state regulations, (ii) News Corporation and Fox advertising regulations, telecast standards and practices policies, and (iii) Fox’s prior approval, which shall be exercised in a good faith manner and consistent with similar network programming. WPTE is prohibited from including within the Episodes any tobacco advertising. Unless otherwise set forth in this Agreement, WPTE may not include within the Episodes or the Ad Time (1) any hard liquor/spirits/distilled beverages advertising or promotion, (2) any casino, sports book, online gambling, lottery or any other gambling advertising or promotion or any poker or other casino, gaming or gambling tutorial advertising or promotion, other than Fox-approved Integrations for the casino hosting each Event, (3) any advertisements or promotions that may constitute “calls to action” for cable or satellite subscribers to demand carriage of any programming

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service from their cable operator or satellite provider, (4) any advertisements or promotions for any cable or broadcast entity, including, without limitation, ABC, TNT, CSTV, ESPN, ESPN2, ESPN.com, or ESPN Radio, or any affiliated entities, or (5) any per inquiry and/or direct response spots, without Fox’s prior written approval, which Fox may withhold in its sole discretion. Fox agrees that as of the Effective Date, casino Integrations that are similar to the casino Integrations contained in Season 8 of the Series are deemed Fox-approved Integrations. All WPTE-proposed Integrations, advertisements, sponsors, promotions, billboards and features for inclusion within any Episode must be submitted in writing to and approved in writing by Fox in a timely manner prior to the first Telecast of such Episode. To ensure inclusion within the Episodes, all WPTE advertisements must (A) satisfy Fox’s technical delivery requirements delineated in the Fox Guidelines, (B) be delivered in position on the master Beta SP tapes delivered to Fox for Telecast with full program audio on channels 1 and 2, unless an alternative video/audio source is agreed to by Fox and WPTE, and (C) consist of an assortment of commercial advertisements appropriate for the number of spots to be aired. In the event that WPTE advertisements are not properly delivered in a timely manner (unless due to Fox’s negligence (e.g., untimely approvals)), Fox shall have no obligation to Telecast such advertisements. WPTE must fill all the Ad Time. WPTE may not authorize any third party to sell any Ad Time without Fox’s prior written approval, such approval not to be unreasonably withheld, although Fox acknowledges that WPTE may hire an agent to approach sponsors about purchasing the Ad Time. WPTE shall communicate to Fox those commercial sponsors sold so as to avoid any duplication in the sales effort.

8..      PAYMENT. Except to the extent offset by ClubWPT Payments, the Distribution Fee shall be remitted to the following location, with written notice of payment faxed to Fox, attention Josh Oakley (fax no. (310) 969-8153), on the date of payment:

National Sports Programming

File #55434

Los Angeles, CA 90012

Fox must receive payment of the Distribution Fee pursuant to the dates set forth in the Agreement regardless of the date WPTE receives an invoice from Fox. If any payment of the Distribution Fee is not received on or before the specified due date, Fox may elect to suspend future Telecasts of any and all Episodes.

9.      RIGHT OF NEGOTIATION. During the Negotiation Period WPTE will negotiate in good faith with Fox for WPTE’s grant of rights to episodes of the Series in the following year using commercially reasonable efforts to reach an agreement as soon as practicable. The obligations of WPTE under this Section will survive any termination of this Agreement by Fox as a result of a breach by WPTE. Nothing in this Section is meant to imply nor shall be construed to create an exclusive right of negotiation during the Negotiation Period.

10.     REPRESENTATIONS AND WARRANTIES. WPTE acknowledges that Fox’s rights in this Agreement are valuable and unique. WPTE represents, warrants and covenants to Fox that:

(i)        (a) it has the full power and authority to make and perform this Agreement; (b) it has (or will have when the relevant programming is made available to Fox) the right to grant the license to distribute the Series, the Ad Time and the Promotional Ads purported to be granted in this Agreement; (c) the making or performance of this Agreement does not violate any of its agreements with any third party or any applicable law or court order; (d) the rights acquired by Fox, and its use of those rights, will not infringe on or violate any copyright, trademark, right of privacy, publicity or other literary or dramatic or any other right of any third party; (e) it will do nothing to interfere with or impair Fox’s rights in this Agreement; and (f) it will provide to Fox upon request any documents (such as agreements with participants and sites) that confirm WPTE has obtained the necessary rights to perform this Agreement;

(ii)       neither the Ad Time, the Promotional Ads, the Series nor any of the elements or material contained within specific Episodes thereof will: (a) infringe on or violate any person’s or entity’s right of privacy or publicity or other personal property right of any third party; (b) libel, slander or otherwise defame or disparage any third party, or violate any of their copyright, trademark, service mark or moral rights; or (c) violate any applicable law; and

(iii)     WPTE will not grant any rights inconsistent with the rights granted to Fox by this Agreement.

Fox represents and warrants to WPTE that it has the right to enter into this Agreement and to perform all of its obligations hereunder.

11.      INDEMNIFICATION.

     (a)     WPTE shall at all times indemnify, defend and hold harmless Fox, its partners and all affiliated companies thereof and their respective officers, directors, partners, shareholders, employees, agents and representatives from and against any claim, demand, liability or judgment, including reasonable attorneys’ fees and court costs (“Claims”) arising out of the breach of any representation, warranty or other obligation or provision of this Agreement or arising out of the use, distribution, licensing or sublicensing of the Series, the Promotional Ads or the Ad Time in accordance with this Agreement, arising out of the ClubWPT.com business and the promotion thereof, arising out of the content of the Series to the extent that such Claim is based upon alleged libel, slander, defamation, invasion of the right of privacy, or violation or infringement of copyright, literary or music rights or otherwise arising out of the content of the Series as furnished by WPTE to Fox. This indemnity shall survive termination of this Agreement.

     (b)     Fox shall at all times indemnify, defend and hold harmless WPTE, its partners and all affiliated companies thereof and their respective officers, directors, partners, shareholders, employees, agents and representatives from and against any Claim arising out of any breach of representation, warranty or other obligation or provision hereof, arising out of the use, distribution, licensing or sublicensing of the Series by Fox not in accordance with this Agreement, resulting from the editing or repackaging of footage from the Episodes pursuant to Section 9 or arising

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out of any material added by Fox to the Series. This indemnity shall survive termination of this Agreement.

     (c)    A party seeking indemnification will give the indemnifying party prompt notice of any claim or litigation to which indemnity may apply. Failure to give such prompt notice will relieve the indemnifying party of its indemnification obligations to the extent that such failure has prejudiced the indemnifying party’s defense of such claim or litigation. The indemnifying party shall have the right to assume and fully control the defense of any or all claims or litigation to which its indemnity applies. The indemnified party will cooperate fully (at the cost of the indemnifying party) with the indemnifying party in such defense and in the settlement of such claim or litigation.

     (d)   WPTE represents, warrants and covenants that it has or will secure prior to delivery of the initial Episode the following insurance: (i) Commercial General Liability: Such insurance shall be on an occurrence basis providing single limit coverage in an amount of not less than $1,000,000 per occurrence and shall include coverage for, but not limited to premises/operations, products/completed operations, contractual, independent contractors, broad form property damage, personal injury and fire legal liability. The policy shall not contain any intra-insured exclusion as between insured persons or organizations but shall include coverage for liability assumed under this Agreement as an “insured contract.” The Certificate Holders (as defined below) shall be added as additional insureds and coverage shall be primary to and not contributory with any similar insurance carried by Certificate Holders; (ii) Umbrella/Excess Liability: Limits of liability of at least $4,000,000 per occurrence for a total limit of not less than $5,000,000 including primary commercial general liability; (iii) Worker’s Compensation: Worker’s compensation and employers liability insurance with a limit of liability for “Coverage B” of at least $1,000,000 each occurrence, covering all personnel employed either directly or by way of contract from any payroll service provider utilized. All statutory limits must be provided. Such policy of insurance shall contain a waiver of subrogation in favor of the Certificate Holders; and (iv) Errors & Omissions Liability: Limits of liability of at least $5,000,000 per occurrence and $5,000,000 annual aggregate for a period of three years with a deductible not to exceed $100,000 or such reasonable and customary deductible amounts to be approved by Fox. Such Errors & Omissions Liability insurance policy shall add the Certificate Holders as additional insureds. Such Errors & Omissions Liability insurance will respond to any claims arising from the production or exhibition of any Series episode including without limitation, liabilities for infringement or misappropriation of any persons intellectual property rights (including without limitation, copyright, trademarks, patents, trade secrets, know-how and other present and future property and/or proprietary rights of a similar nature), rights of publicity or rights of privacy, and false advertising. The insurance certificate should read as follows: Fox Sports Net, Inc., Fox Sports 1, LLC, Fox Entertainment Group, Inc., Twentieth Century Fox Film Corporation, News America, Inc., Fox Broadcasting Co., Twentieth Century Fox Home Entertainment, their parents, divisions, subsidiaries, affiliated companies, officers, directors, and employees (collectively, the “Certificate Holders”) are included as additional insureds. All insurance required above shall be with companies duly licensed to transact business in California, and maintaining during the policy term a “general policy holders rating” of at least an A or better, V, or such other rating, as may be required by Fox. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Fox. A copy of the certificate of insurance may be faxed directly to the Fox Risk Management department at (310) 369-2177. The telephone number for the Risk Management Department is (310)-369-1025. However, an original must be mailed to Fox Entertainment Group, Inc., P.O. Box 900, Beverly Hills, California 90213, Attention: Risk Management (FAB/120).

12.      MISCELLANEOUS.

(a)    WPTE has no authority to bind Fox to any agreements or other obligations, and will not attempt to do so. WPTE and Fox are independent contractors, and nothing in this Agreement shall be deemed to create any partnership, joint venture or agency relationship. As between each other, each party is fully responsible for all persons and entities it employs or retains, except as otherwise specifically provided in this Agreement.

(b)    WPTE shall conform with Title 47 of the United States Code Sections 507 and 317 concerning broadcast matter and disclosures required thereunder, insofar as those Sections apply to persons furnishing program material for television broadcasting, including the requirements set forth in the Fox Guidelines. Without limiting the foregoing, WPTE hereby certifies and agrees that it has no knowledge of any information relating to the Series that requires disclosure under Sections 507 and/or 317, that it will promptly disclose to Fox any such information of which it hereafter acquires knowledge and that it shall not, without Fox’s prior written approval, include in any Episode any matter for which any money, service, or other valuable consideration (as such terms are used in Sections 507 and/or 317) is directly or indirectly paid, accepted from, charged to or promised by a third party.

(c)    If the delivery or Telecast of any Episode should be prevented or canceled due to any act of God, threat or act of terrorism, inevitable accident, strike or other labor dispute, fire, riot or civil commotion, government action or decree, inclement weather, failure of technical, production or television equipment or for any other reason beyond the control of WPTE or Fox, then neither WPTE nor Fox shall be obligated in any manner to the other with respect to such Episode(s), but all other rights Fox may have in this Agreement shall remain in effect and shall not be affected in any manner.

(d)    Fox may terminate this Agreement if WPTE: (i) makes or has made a material misrepresentation; (ii) breaches a material obligation and such breach is not cured within a reasonable period of time; provided, however, that in no event shall the time to cure exceed five (5) days after receipt of written notice from Fox; or (iii) seeks relief under any bankruptcy statute, is placed in receivership or makes any assignment for the benefit of creditors. Fox’s right to terminate this Agreement in any such instance shall be in addition to any other rights or remedies it may have under this Agreement or at law. In the event Fox terminates this Agreement pursuant to this Section, Fox may continue to Telecast the Episodes during the applicable Broadcast Period with no obligation to Telecast WPTE-designated commercial inventory.

(e)    WPTE may terminate this Agreement if Fox: (i) makes or has made a material misrepresentation; (ii) breaches a

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material obligation and such breach is not cured within a reasonable period of time; provided, however, that in no event shall the time to cure exceed five (5) days after receipt of written notice from WPTE; or (iii) seeks relief under any bankruptcy statute, is placed in receivership or makes any assignment for the benefit of creditors. WPTE’s right to terminate this Agreement in any such instance shall be in addition to any other rights or remedies it may have under this Agreement or at law.

(f)    Except as specifically set forth herein, if either party breaches any provision of the Agreement, the damage, if any, caused to the other thereby will not be irreparable or otherwise sufficient to entitle a party to injunctive or other equitable relief. A party’s rights and remedies in any such event shall be strictly limited to the rights set forth in this Agreement and the right, if any, to recover monetary damages in an action at law.

(g)    All notices from either party to the other must be given in writing and sent by registered or certified mail (postage prepaid and return receipt requested), by hand or messenger delivery, by overnight delivery service, by facsimile with receipt confirmed, to the respective addresses of WPTE and Fox listed in this Agreement. Fox’s notice shall provide duplicate notice to the attention of: Senior Vice President, Business and Legal Affairs, c/o Fox Cable Networks, Building 103, 10201 West Pico Boulevard, Los Angeles, California 90035. Any notice or report delivered in accordance with this Section will be deemed given on the date actually delivered; provided that any notice or report deemed given or due on a Saturday, Sunday or legal holiday will be deemed given or due on the next business day. If any notice or report is delivered to any party in a manner which does not comply with this Section, such notice or report will be deemed delivered on the date, if any, such notice or report is received by the other party.

(h)    Each party hereby agrees to execute any and all further documents that are necessary and proper to carry out the purposes of this Agreement.

(i)    The failure or inability of either party to enforce any right hereunder will not waive any right with respect to other or future rights or occurrences.

(j)      This Agreement contains the entire understanding of the parties. It supersedes all prior written or oral agreements and understandings pertaining to the subject matter of this Agreement and cannot be modified except by a written instrument signed by both parties.

(k)    This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to conflict of law provisions. Each party irrevocably and unconditionally: (i) submits to the general jurisdiction of the federal and state courts located in Los Angeles County, California; (ii) agrees that any action or proceeding concerning this Agreement will be brought exclusively in such courts; and (iii) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding in any such court was brought in an inconvenient court and agrees not to claim or plead the same.

(l)    Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party; except that Fox may, without such consent, assign this Agreement or any or all of its rights or obligations hereunder to its parent a company, or any affiliate, subsidiary, or partnership in which itself or the parent company has an ownership interest (e.g., Fox may assign all rights related to the SHR Series to Fox Sports 1, LLC), and either Party may assign this Agreement or any or all of its rights or obligations hereunder to another entity in connection with a merger, reorganization or sale of all or substantially all of the assets of such Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

(m)    Any provisions in this Agreement found by a court to be void or unenforceable shall not affect the validity or enforceability of any other provisions in this Agreement.

(n)    Except as required by law (in each case with confidential treatment requested and such disclosure limited to such information and such portions of the Agreement that the disclosing party is advised by counsel as legally required to be disclosed), each party to this Agreement shall keep this Agreement confidential and neither party shall promulgate, publish, or otherwise disseminate the terms, provisions, or substance of this Agreement other than to the officers, directors, attorneys, insurance agents, and accountants of the parties hereto.

(o)    This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together one and the same document. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

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